Exhibit 1
To whom it may concern
March 16, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice of Issuance of 10 Billion Yen Aggregate Principal Amount of
No. 10 Series Domestic Unsecured Straight Bonds
     NIS GROUP CO., LTD. (the “Company”) will issue in Japan 10 billion yen aggregate principal amount (“No. 10 Series”) of Domestic Unsecured Straight Bonds as shown below. The No. 10 Series will be issued under a shelf registration in Japan of 100 billion yen which became effective on December 2, 2005. This will be the fifth public issuance of the Company’s Domestic Unsecured Straight Bonds to institutional investors, following the No. 9 Series Domestic Unsecured Straight Bonds issued in February 2007.
     In consideration of the changing market environment, the Company will attempt to enhance its financial condition by continued public issuance of its straight bonds to institutional investors.

1. Bond Issue:	NIS GROUP CO., LTD. No. 10 Series Domestic Unsecured Straight Bonds (with negative pledge limited to the Company’s other unsecured straight bonds)
2. Amount of Total Issue:	10 billion yen
3. Bond Amount:	100 million yen/ 1 type
4. Interest:	2.29% per annum
5. Issue Price:	100 yen per par value 100 yen
6. Date of Offer:	March 16, 2007
7. Date of Payment	March 23, 2007
8. Redemption Date:	March 23, 2009 (2-year bonds, lump-sum redemption)
9. Purpose of Funds:	Funds are to be used for lending and repayment of loans
10. Underwriter:	Underwriting syndicate led by Barclays Capital Japan Limited
11. Fiscal agent:	Sumitomo Mitsui Banking Corporation
12. Bond rating:	BBB- (by Rating and Investment Information, Inc.)

Note:	This document is a press release prepared as a general announcement by the Company with regard to the issuance of its No. 10 Series Domestic Unsecured Straight Bonds in Japan and is not an offer of securities for sale in the United States by the Company.
The No. 10 Series Domestic Unsecured Straight Bonds will not be and have not been registered under the United States Securities Act of 1933 as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act. Any public offering to be made in the United States will be made by means of a prospectus that may be obtained from the Company and that will contain detailed information about the Company and its management, as well as financial statements.